FOR IMMEDIATE RELEASE


CHASE CORPORATION EXPANDS EMS HOLDINGS

Bridgewater, MA.-  May 26, 1999 (CCF: ASE) Chase
Corporation has acquired for cash and notes totaling
$8 million, RWA, Inc. of Melrose, Massachusetts. RWA provides electronic manufacturing services (EMS) to the electronics industry with current revenues of about
$10 million. The deal announced today is the second such investment by the Corporation this year. In January the Company acquired the remaining interest in subsidiary
Sunburst Electronic Manufacturing Solutions (formerly DC
Scientific) of West Bridgewater, MA. Both companies will be operated separately and as wholly owned subsidiaries of Chase Corporation.

In making the announcement Peter R. Chase, President and
Chief Executive Officer of Chase Corporation commented,
"Electronic manufacturing services is an industry that continues to demonstrate impressive market growth throughout North America and in particular the Northeast region." Technology Forecasters, Inc., a California-based research firm that tracks the electronic manufacturing services industry, projects the North American EMS market to reach $137 billion by the year 2002. "The acquisition of Sunburst EMS provided us the opportunity to understand first hand a market that we had identified as having strategic potential in 1996. Now, with the addition of RWA, we have established an EMS business unit which reflects our ongoing commitment to this growing industry segment", Chase added.

EMS companies provide a wide range of design and assembly services to virtually every type of Original Equipment
Manufacturer (OEM). About 35% of all OEM's outsource some or all of their production and this number is expected to exceed 60% within three years.

Richard Aho, President of RWA will continue in that
capacity. RWA was founded in 1984 and operates principally
in New England and the northeast.  Aho commented,   "We are
very pleased to be joining Chase Corporation. RWA has grown with the industry and the added management strength and resources of Chase will enable us to expand more quickly. We are also looking forward to capitalizing on the many synergies that exist with Sunburst EMS."

Chase Corporation is a diversified, advanced manufacturing company providing a wide-variety of high quality products and services to multiple industries. Since the founding of the Company in 1946, Chase has grown to become a successful, carefully managed, multi-divisional company with a global customer base.
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For more information contact Andrew Chase - (508) 279-1789
E-mail: achase@chasecorp.com